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                                                                      Exhibit 15

July 25, 1996
The Stockholders and Board of Directors
First Data Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of First Data Corporation pertaining to the First Data Corporation Supplemental Savings Plan of our report dated May 10, 1996, relating to the unaudited consolidated interim financial statements of First Data Corporation included in its Form 10-Q for the quarter ended March 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                           /s/ ERNST & YOUNG LLP

                                                               Ernst & Young LLP